Exhibit 99.1

Tenet Announces Tender Offer for 10.0% Senior Secured Notes due 2018 and Solicitation of Consents for Proposed Amendments to the Related Indenture

DALLAS — January 22, 2013 — Tenet Healthcare Corporation (NYSE: THC) announced today that it commenced a tender offer to purchase for cash (the “Tender Offer”) any and all of the $714 million aggregate principal amount outstanding of its 10.0% Senior Secured Notes due 2018 (the “Notes”) and a solicitation of consents (the “Consent Solicitation”) for proposed amendments to the related indenture.  The Tender Offer and the Consent Solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated as of January 22, 2013 (the “Offer to Purchase and Consent Solicitation Statement”), and related consent and letter of transmittal.  The Tender Offer will expire at 12:00 midnight, New York City time, on February 19, 2013.

Holders of Notes that are validly tendered prior to the consent payment deadline of 5:00 p.m., New York City time, on February 4, 2013 and accepted for purchase will receive total consideration of $1,164.50 per $1,000 principal amount of Notes validly tendered and accepted for purchase, which includes a consent payment of $30 per $1,000 principal amount of Notes, plus any accrued and unpaid interest up to, but not including, the initial settlement date, which is expected to be February 5, 2013.

Pursuant to the Consent Solicitation, Tenet is soliciting from holders of the Notes consents to (i) amendments to the indenture governing the Notes that would eliminate most of the covenants, certain events of default applicable to the Notes and amend certain other provisions contained in such indenture and the Notes (the “Majority Consent Amendments”) and (ii) the release of the liens on the assets that secure the Notes and the indenture and make any amendments to the indenture and related security agreements necessary to effect the release of the liens securing the Notes (the “Supermajority Consent Amendments”). Adoption of the Majority Consent Amendments requires the consent of the holders of at least a majority of the outstanding principal amount of the Notes. Adoption of the Supermajority Consent Amendments requires the consent of the holders of at least 75% of the outstanding principal amount of the Notes. Any holder who tenders Notes pursuant to the Tender Offer must consent to both the Majority Consent Amendments and the Supermajority Consent Amendments. A holder may not revoke a consent without withdrawing the previously tendered Notes to which such consent relates.  Notes tendered may only be withdrawn, and related consents revoked, prior to 5:00 p.m., New York City time, on February 4, 2013, unless extended, except in limited circumstances where additional withdrawal rights are required by law.

Holders of Notes that are validly tendered after the consent payment deadline, but prior to the expiration of the Tender Offer, and accepted for purchase will receive the tender offer consideration of $1,134.50 per $1,000 principal amount of Notes, plus any accrued and unpaid interest up to, but not including, the final settlement date, which is expected to be February 20, 2013.  Holders of Notes tendered after the consent payment deadline and accepted for purchase will not receive a consent payment.  Consummation of the Tender Offer and the Consent Solicitation are subject to the satisfaction or waiver of the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, including the financing condition and the supplemental indenture condition described therein.  Tenet may amend, extend or terminate the Tender Offer and the Consent Solicitation in its sole discretion.

This news release is neither an offer to purchase nor a solicitation of an offer to sell any Notes.  The Tender Offer and the Consent Solicitation are being made only pursuant to the Offer to Purchase and Consent Solicitation Statement and related letter of transmittal, copies of which will be delivered to holders of the Notes.  Persons with questions regarding the Tender Offer and the Consent Solicitation should contact one of the following dealer managers — BofA Merrill Lynch at (800) 292-0070 (toll free) or (980) 387-3907 (collect),

Barclays Capital Inc. at (800) 438-3242 (toll free) or (212) 528-7581 (collect),  Citigroup at (800) 558-3745 (toll free) or Wells Fargo Securities at (866) 309-6316 (toll free) or (704) 410-4760 (collect) — or the Information Agent, Global Bondholder Services Corporation, at (866) 540-1500 (toll free) or (212) 430-3774 (collect).

Tenet Healthcare Corporation, a leading health care services company, through its subsidiaries operates 49 hospitals, over 100 free-standing outpatient centers and Conifer Health Solutions, a leader in business process solutions for health care providers serving more than 500 hospital and health care entities nationwide.  Tenet’s hospitals and related health care facilities are committed to providing high quality care to patients in the communities they serve.

Media: Rick Black (469) 893-2647	Investors: Thomas Rice (469) 893-2522
Rick.Black@tenethealth.com	Thomas.Rice@tenethealth.com

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Some of the statements in this release may constitute forward-looking statements. Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2011, our quarterly reports on Form 10-Q and periodic reports on Form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.